Exhibit 8.2

May 6, 2014

Board of Directors

Midstate Community Bank

6810 York Road

Baltimore, Maryland 21212

Re:	State Income Tax Opinion Relating to the Conversion of Midstate Community Bank from a State-chartered Mutual Savings Bank to a State-chartered Stock Savings Bank

Ladies and Gentlemen:

You have requested our opinion regarding the Maryland state income tax consequences of the proposed conversion of Midstate Community Bank (Bank) from a state-chartered mutual savings bank to a state-chartered stock savings bank (Converted Bank) and the acquisition of the Converted Bank's capital stock by Midstate Bancorp, Inc., a Maryland corporation (Holding Company), pursuant to a Plan of Conversion initially adopted by the Board of Directors of the Bank on May 1, 2014 (Plan of Conversion). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan of Conversion.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion and of such corporate records of the parties to the conversion as we have deemed appropriate. We have also relied upon, without independent verification, the representations of Midstate Community Bank and Midstate Bancorp, Inc. contained in their Certificate of Representations dated May 6, 2014. We have assumed that such representations are true and that the parties to the conversion will act in accordance with the Plan of Conversion.

Our opinion is limited solely to Maryland state income tax consequences and will not apply to any other taxes, jurisdictions, transactions, or issues.

In rendering the opinion set forth below, we have relied on the opinion of Ober, Kaler, Grimes and Shriver, a Professional Corporation, related to the federal tax consequences of the proposed conversion (Federal Tax Opinion), without undertaking to verify the federal tax consequences by independent investigation.

Our opinion is subject to the truth and accuracy of certain representations made by the Bank to us and Ober, Kaler, Grimes and Shriver, a Professional Corporation, and the consummation of the proposed conversion in accordance with the terms of the Plan of Conversion and applicable state law.

8100 Sandpiper Circle, Suite 308, Baltimore, Maryland 21236

443-725-5395 FAX 443-725-5074

Website: www.Rowles.com

Midstate Community Bank

May 6, 2014

Our opinion is based on currently existing provisions of the Annotated Code of Maryland, existing regulations and current administrative rulings and court decisions thereunder. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of our opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the proposed conversion. We are under no obligation to update our opinion for such changes or interpretations. Furthermore, our opinion will not bind the Comptroller of Maryland and; therefore, the Comptroller of Maryland is not precluded from asserting a contrary position.

Ober, Kaler, Grimes and Shriver, a Professional Corporation Federal Tax Opinion

Ober, Kaler, Grimes and Shriver, a Professional Corporation, has provided an opinion that addresses the material federal income tax consequences of the planned conversion and reorganization. The opinion, which relies upon standard factual representations given by the Bank, concluded, as follows:

1.	The conversion of the Bank from the mutual to the stock form of organization will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended;

2.	The Bank will not recognize any gain or loss upon receipt of money from the Holding Company in exchange for shares of common stock of the Bank;

3.	The basis and holding period of the assets received by the Bank, in stock form, from the Bank, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion;

4.	No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in the Bank, in its stock form, in the same dollar amount and under the same terms as their deposit accounts in the Bank in its mutual form, and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the receipt by them of an interest in the Liquidation Account of the Bank, in its stock form, in exchange for their ownership interests in the event of a liquidation of the Bank in its mutual form;

5.	The basis of the account holders' deposit accounts in the Bank, in its stock form, will be the same as the basis of their deposit accounts in the Bank, in its mutual form. The basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the Liquidation Account will be zero, the cost of such interest to such persons;

6.	It is more likely than not that the Subscription Rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the purchase of shares of common stock in the offering by purchasers who do not receive Subscription Rights. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members upon distribution to them of Subscription Rights, provided that the amount to be paid for Holding Company common stock is equal to the fair market value of Holding Company common stock;

Midstate Community Bank

May 6, 2014

Ober, Kaler, Grimes and Shriver, a Professional Corporation Federal Tax Opinion (Continued)

7.	The basis of the shares of Holding Company common stock purchased in the Offering will be the purchase price. The holding period of the Holding Company common stock purchased pursuant to the exercise of Subscription Rights will commence on the date on which the Subscription Right was exercised;

8.	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for shares of Holding Company common stock sold in the Offering.

Discussion Related to Maryland State Income Tax Consequences

Title 10 of the Annotated Code of Maryland outlines the provisions for income tax in the State of Maryland. Income tax for individuals and corporations is addressed in Subtitle 2 and Subtitle 3 of the Annotated Code of Maryland, respectively. The Maryland modified income of a corporation is the corporation's federal taxable income for the taxable year as determined under the Internal Revenue Code and as adjusted under Title 10, Subtitle 3, Part II of the Annotated Code of Maryland. Accordingly, based upon the facts and representation stated herein and the existing law, it is the opinion of Rowles & Company, LLP regarding the Maryland state income tax consequences of the proposed conversion that:

1.	No gain or loss will be recognized by the Bank by reason of the conversion of the Bank from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	No income tax will be imposed on account holders by reason of the conversion of the Bank from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

3.	No gain or loss will be recognized by the Holding Company upon the sale of shares of common stock in the Offering.

4.	No income tax will be imposed on account holders of the Bank upon the issuance to them of accounts in the Converted Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank, plus interests in the liquidation account in the Converted Bank.

5.	No income tax will be imposed on eligible account holders, supplemental eligible account holders and other members upon the issuance to them of Subscription Rights.

6.	The holding period and tax basis of any stock involved in the proposed conversion will be the same as for federal tax purposes.

Legal Disclaimer

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal federal, state or local tax aspect of these transactions. This opinion is not binding upon any tax authority, including the Comptroller of Maryland or any court, and no assurance can be given that a position contrary to that expressed herein will not be assessed by a tax authority.

However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and; therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification to the Plan of Conversion after the date of these opinions or the effective date of the Registration Statement and Application for Conversion.

Midstate Community Bank

May 6, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Application for Conversion filed with the Maryland Office of the Commissioner of Financial Regulation, the Application filed with the Board of Governors of the Federal Reserve System, and the Notice of Intent to Convert to Stock Form as filed with the Federal Deposit Insurance Corporation. We also consent to the references to our firm in the Prospectus, which is part of the Registration Statement under the captions "The Conversion and Offering - Material Income Tax Consequences," and "Legal Matters," and to the summary of our opinion in such Prospectus.

Baltimore, Maryland

May 6, 2014